Exhibit 99.1

FOR IMMEDIATE RELEASE	NR15-06

Dynegy Completes EquiPower and Brayton Point Acquisitions from

Energy Capital Partners

—Allocating $100 million of capital to reduce equity issued to fund transaction—

—Synergy target raised to $100 million from $40 million—

HOUSTON, TX (April 1, 2015) — Dynegy Inc. (NYSE: DYN), through its wholly owned subsidiary, has finalized its acquisition of EquiPower Resources Corp. and Brayton Point Holdings, LLC from Energy Capital Partners (ECP). The transactions include 10 generating stations, capable of generating 6.3 gigawatts of electricity into the New England and PJM power markets. The Company now owns nearly 20,000 MW operating in eight states.

“With the EquiPower and Brayton Point acquisitions, Dynegy has considerable scale in the PJM and New England markets and diversity of fuel and revenue streams across the portfolio,” said Dynegy President and Chief Executive Officer Robert C. Flexon. “New England and PJM are both attractive, well-functioning markets and we will benefit from having a more robust presence there.”

Dynegy’s other pending acquisition, of Duke Energy’s commercial generation and retail assets in the Midwest, has received all required approvals and is expected to close tomorrow, April 2.

“Planning for the integration of both of these acquisitions has advanced considerably since our initial expectation of $40 million in synergies and we now expect to achieve $100 million in synergies,” Flexon added. “Additionally, after careful evaluation of Dynegy’s liquidity position, outlook for the business, impact of higher expected synergies, and current price of common shares, we have decided to allocate $100 million of capital to reduce the equity that would have been issued under the original transaction terms.”

The original acquisition price was $3.45 billion including $3.25 billion of cash and $200 million of common stock, issued to ECP at closing. On March 30, Dynegy and ECP amended the purchase and sales agreements to increase cash consideration to $3.35 billion and reduce the common stock that would have been issued by 50% or 3,460,053 shares, based on the settlement price of $28.90 per share.

Newly Acquired Generating Assets

Plant	Location	Market	Net Capacity (1) (MW)	Ownership	Fuel
Brayton Point(2)	Somerset, MA	ISO-NE	1,493	100%	Coal
Dighton	Dighton, MA	ISO-NE	187	100%	Gas
Lake Road	Dayville, CT	ISO-NE	856	100%	Gas
Masspower	Indian Orchard, MA	ISO-NE	280	100%	Gas
Milford	Milford, CT	ISO-NE	579	100%	Gas
Elwood	Elwood, IL	PJM	788	50%	Gas
Kincaid	Kincaid, IL	PJM	1,108	100%	Coal
Liberty	Eddystone, PA	PJM	600	100%	Gas
Richland	Defiance, OH	PJM	447	100%	Gas
Stryker	Stryker, OH	PJM	19	100%	Oil

(1) MW ratings are based on winter capacity.

(2) Brayton Point is scheduled to be retired on June 1, 2017

About Dynegy

We are committed to leadership in the electricity sector. With approximately 19,500 megawatts of power generation capacity and two retail electricity companies, we serve our customers and markets by providing safe, reliable and economic energy. Homefield Energy and Dynegy Energy Services are retail electricity providers serving businesses and residents in Illinois.

Forward-Looking Statement

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” particularly those statements concerning: the New England and PJM markets and the anticipated benefits associated with such markets; the anticipated closing of the acquisition of the Duke Energy Midwest Generation assets and retail business; and the anticipated synergies resulting from the acquisitions. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2014 Form 10-K. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) conditions to the closing of the Duke Energy Midwest acquisition may not be satisfied timely, or not at all; (ii) problems may arise in successfully integrating the Duke Energy, EquiPower and Brayton power facilities into Dynegy’s current portfolio, which may result in Dynegy not operating as effectively and efficiently as expected; (iii) Dynegy may be unable to achieve expected synergies or it may take longer than expected to achieve such synergies; (iv) any of the transactions may involve unexpected costs or unexpected liabilities; (v) the industry may be subject to future regulatory or legislative actions, including environmental, that could adversely affect Dynegy; and (vi) Dynegy may be adversely affected by other economic, business, and/or competitive factors. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Contacts:  Media: Micah Hirschfield, 713.767.5800; Analysts: Andy Smith, 713.507.6466